EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 28, 2003, relating to the financial statements of International Transmission Company, LLC (formerly International Transmission Company) appearing in the Annual Report on Form 10-K of ITC Holdings Corp. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Detroit, Michigan
August 14, 2006